EXHIBIT 10.P

RESTRICTED STOCK UNIT AGREEMENT
OCTOBER 28, 2021 GRANT

RICHARD STODDART

    THIS AGREEMENT, entered into effective as of the Grant Date (as defined in paragraph 1), is made by and between the Participant (as defined in paragraph 1) and Hasbro, Inc. (the “Company”).

    WHEREAS, the Company maintains the Restated 2003 Stock Incentive Performance Plan, as amended (the “Plan”), a copy of which has been provided to the Participant and the provisions of which are incorporated herein as if set forth in full, and the Participant has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which administers the Plan, and the Board of Directors of the Company (the “Board”), to receive an award of restricted stock units under the Plan;

    NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.    Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

A.The “Participant” is Richard Stoddart.

B.    “Good Reason” is used herein as defined in the Plan, but with the modification that the definition of Good Reason only for this Agreement does not require that such events or actions defined as Good Reason occur within twenty-four months of a Change in Control.

C.    The “Grant Date” is October 28, 2021

D.     The “Vesting Period” is the one-year period beginning on the Grant Date and ending on October 28, 2022 (such date is referred to hereafter as the “Vesting Date”).

E.    Stock Units are notional shares of the Company’s common stock, par value $.50 per share (“Common Stock”) granted under this Agreement and subject to the terms of this Agreement and the Plan.

F.    By accepting this Award the Participant hereby acknowledges and agrees that this Award, and any Stock Units or shares of Common Stock the Participant may become entitled to under this Award in the future, and any proceeds from selling any such shares of Common Stock, as well as any other incentive compensation the Participant is granted, is subject to the terms of the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors in October 2012, as it may be amended from time to time by the Board in the future. Such acknowledgement and agreement was a material condition to receiving this Award, which would not have been made to the Participant otherwise.

G.    For record-keeping purposes only, the Company shall maintain an account with respect to this restricted stock unit award (a “Stock Unit Account”) for the Participant where Stock Units related to this Award shall be accumulated and accounted for by the Company. Without limiting the provisions of Section 8(b) of the Plan, in the event the Company pays a stock dividend or reclassifies or divides or combines its outstanding Common Stock then an appropriate adjustment shall be made in the number of Stock Units held in the Stock Unit Account. The Stock Unit Account will reflect notional fractional shares of Common Stock to the nearest hundredth of a share on a one Stock Unit for one share of Common Stock basis.

H.    Except as explicitly set forth otherwise herein, in the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

Other terms used in this Agreement are defined pursuant to paragraph 7 or elsewhere in this Agreement.

2.    Award. The Participant is hereby granted 26,220 Stock Units.

3.    No Dividends and No Voting Rights. The Participant shall not be entitled to any (i) dividends, other than stock dividends (which will be reflected in an adjustment to the number of Stock Units), or (ii) voting rights with respect to the Stock Units or the Stock Unit Account.

4.    Vesting and Forfeiture of Stock Units. Subject to earlier vesting only in the situations and under the terms which are explicitly provided for in the following paragraphs, on the Vesting Date the Participant shall become vested in the Stock Units and Stock Unit Account subject to this Agreement, so long as the Participant both (i) continues to serve on the Board until the Vesting Date and (ii) continues to serve as the Interim Chief Executive Officer of the Company during the portion of the Vesting Period for which the Board wants the Participant to serve in that capacity.

A.     If the Participant’s Date of Termination occurs prior to the end of the Vesting Period as a result of the Participant’s death or because of Disability (as defined in the Plan) or as a result of termination by Participant for Good Reason, there shall be an acceleration of vesting of (and lapse of restrictions on) all unvested Stock Units and the Stock Unit Account as of the Date of Termination, such that such Stock Units shall become fully vested as of the Date of Termination.

B.     If the Participant’s Date of Termination occurs prior to the end of the Vesting Period for any reason other than the reasons set forth in the preceding paragraph 4.A., including, without limitation, if the Participant voluntarily resigns as Interim Chief Executive Officer without Good Reason (as defined above) or Participant’s employment as Interim Chief Executive Officer is terminated by the Company for Cause (as defined in the Plan) then the Stock Units pursuant to this Agreement shall be forfeited and terminate effective as of such Date of Termination, and the Participant shall not be entitled to any further shares of Common Stock pursuant to this Award or any other benefits of this award.

C.     The Stock Units and the Stock Unit Account may not be sold, assigned, transferred, pledged or otherwise encumbered, except to the extent otherwise provided by either the terms of the Plan or by the Committee.

5.    Settlement in Shares of Common Stock. Provided that the Participant’s interest in the Stock Units and the Stock Unit Account has vested, in accordance with the provisions of paragraph 4 above, the Participant’s Stock Unit Account, shall be converted into actual shares of Common Stock upon the date of such vesting. Such conversion: (i) will occur upon the Date of Termination, or (ii) will occur on the Vesting Date. The conversion will occur on the basis of one share of Common Stock for every one Stock Unit which vests. Such shares of Common Stock shall be registered in the name of the Participant effective as of the date of conversion and delivered to the Participant within a reasonable time thereafter in the manner determined by the Company in the Company’s election, which may be by electronic delivery of such shares of Common Stock to an account of the Participant or in such other manner as designated by the Company. To the extent that there are notional fractional shares of Common Stock in a Stock Unit Account which have vested upon settlement, such notional fractional shares shall be rounded to the nearest whole share in determining the number of shares of Common Stock to be received upon conversion.

6.    Income Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the shares of Common Stock received by the Participant upon the conversion of all or a portion of the Participant’s Stock Unit Account, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to such shares of Common Stock. Such payment shall be made in the form of cash, the delivery of shares of Common Stock already owned or by withholding such number of actual shares otherwise deliverable pursuant to this Agreement as is equal to the withholding tax due, or in a combination of such methods. In the event that the Participant does not affirmatively instruct the Company ahead of the applicable vesting date that he or she wishes to pay withholding taxes in another manner specified above, the Company shall withhold shares from the settlement of the Award.

7.    Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

A.    Date of Termination. The Participant’s “Date of Termination” shall be the earlier of the:

(i) date the Participant ceases to serve as a member of the Board ;
(ii) date the Participant voluntarily ceases to be Interim Chief Executive Officer of the Company, but in the case of this subsection (ii), only if the Executive chooses to (A) cease serving as Interim Chief Executive Officer even though the Board still wants the Participant to serve in that capacity and (B) the Participant does not have Good Reason for resigning as Interim Chief Executive Officer;

(iii) date the Participant is terminated as Interim Chief Executive Officer for     Cause;

(iv) date the Participant terminates his employment for Good Reason; and

(v) date of death or determination of Disability of the Participant.

If during the Vesting Period the Board asks the Participant to cease serving as Interim Chief Executive Officer, or otherwise appoints a replacement Chief Executive Officer for the Company, and has not removed the Participant as Interim Chief Executive Officer for Cause, that will not constitute a Date of Termination hereunder if the Participant continues to serve as a member of the Board after such date.

B.    Plan Definitions. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Plan.

8.    Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, including upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the Participant and the successors and permitted assigns of the Participant, including but not limited to, the estate of the Participant and the executor, administrator or trustee of such estate, and the guardian or legal representative of the Participant.

9.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

10.    No Employment Contract. The Participant acknowledges that this Agreement does not constitute a contract for employment for any period of time.

11.    Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

12.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect of the award contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof.

13.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law and any court determining the unenforceability of any provisions shall have the power to reduce the scope or duration of such provision to render such provision enforceable.

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    IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all effective as of the Grant Date.

HASBRO, INC.

By:/s/ Deborah Thomas
Name:    Deborah Thomas
Title:    Executive Vice President and Chief Financial Officer

Participant
By: /s/ Richard Stoddart
Richard Stoddart

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